Exhibit 99.1

COMMUNITY BANK OF

BERGEN COUNTY, NJ

AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2017 and 2016

COMMUNITY BANK OF BERGEN COUNTY, NJ

AND SUBSIDIARIES

Table of Contents

Page

Independent Auditor’s Report	2

Consolidated Statements of Financial Condition	3

Consolidated Statements of Income	4

Consolidated Statements of Comprehensive Income	5

Consolidated Statements of Stockholders’ Equity	6

Consolidated Statements of Cash Flows	7 - 8

Notes to the Consolidated Financial Statements	9 - 45

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Independent Auditor’s Report

Stockholders and Board of Directors
SB One Bancorp

We have audited the accompanying consolidated financial statements of Community Bank of Bergen County, NJ and Subsidiaries, which comprise the consolidated statements of financial condition as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community Bank of Bergen County, NJ and Subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Woodbridge, New Jersey

October 1, 2018

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

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COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Financial Condition

As of December 31, 2017 and 2016

(In thousands except share information)

	2017	2016
Assets

Cash and due from banks	$3,847	$2,908
Interest-bearing deposits	5,571	12,122
Total cash and cash equivalents	9,418	15,030

Interest-bearing time deposits	1,300	1,300
Securities available for sale, at fair value	76,169	79,108
Loans receivable, net of allowance for loan losses of $2,768 and $3,130, respectively	238,218	226,026
Accrued interest receivable	1,015	1,002
Premises and equipment, net	7,087	5,759
Other real estate owned	1,376	1,521
Investments in restricted stock	1,600	1,286
Net deferred tax asset	1,278	2,868
Bank owned life insurance	7,960	7,768
Other assets	1,066	442
Total assets	$346,487	$342,110

Liabilities and stockholders’ equity
Liabilities
Deposits:
Non-interest-bearing	$64,279	$61,898
Interest-bearing	236,595	243,800
Total deposits	300,874	305,698
Advances from borrowers for taxes and insurance	2,117	1,987
Borrowed funds – short term	12,000	4,000
Other liabilities	1,830	1,736
Total liabilities	316,821	313,421

Commitments and contingencies

Stockholders’ equity
Common stock; par value $5.00; 5,000,000 shares authorized; 1,931,049 and 1,918,144 shares issued and outstanding, respectively	9,655	9,591
Additional paid-in-capital	5,373	5,239
Retained earnings	15,107	14,541
Accumulated other comprehensive loss	(469)	(682)

Total stockholders’ equity	29,666	28,689

Total liabilities and stockholders’ equity	$346,487	$342,110

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Income

For the Years ended December 31, 2017 and 2016

(In thousands except share information)

	2017	2016
Interest income:
Loans receivable	$11,037	$11,419
Securities – taxable	1,482	978
Securities – tax exempt	52	90
Other	111	138
Total interest income	12,682	12,625

Interest expense
Deposits	2,056	1,877
Borrowings	79	58
Total interest expense	2,135	1,935

Net interest income	10,547	10,690
Provision for loan losses	-	100

Net interest income after provision for loan losses	10,547	10,590

Non-interest income
Fees and service charges	543	505
Net loss on sale and write-downs of real estate owned	(35)	(17)
Income on bank owned life insurance	192	196
Net gain on sales and calls of securities	-	1
Other	233	125

Total non-interest income	933	810

Non-interest expense
Compensation and benefits	4,489	4,661
Occupancy and equipment	907	833
Data processing and telecommunications	873	840
Professional services	841	740
Merger-related expenses	810	-
Federal deposit insurance premiums	226	330
Advertising and business development	204	275
Other	1,113	1,201

Total non-interest expense	9,463	8,880

Income before income taxes	2,017	2,520
Income tax expense	1,451	856

Net income	$566	$1,664

Basic earnings per share	$0.29	$0.87
Diluted earnings per share	$0.29	$0.87

Weighted average shares outstanding – basic	1,918,851	1,918,144
Weighted average shares outstanding – diluted	1,924,184	1,918,144

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

For the Years Ended December 31, 2017 and 2016

(In thousands)

	2017	2016
Comprehensive income:

Net income	$566	$1,664

Other comprehensive loss:

Net unrealized holding gain (loss) on securities arising during the period, net of deferred income taxes of $(155) and $590, respectively	232	(884)

Less: reclassification adjustment for net gains realized in net income, net of income tax expense of $- and $-, respectively	-	1

	232	(885)

Post-retirement health benefits adjustments:
Prior service costs, net of deferred income taxes of $26 and $59, respectively	(38)	(88)
Actuarial gains net of deferred income taxes of $(13) and $(33), respectively	19	49
	(19)	(39)

Other comprehensive income (loss)	213	(924)

Total comprehensive income	$779	$740

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

For the Years Ended December 31, 2017 and 2016

(In thousands except share information)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

Balance – December 31, 2015	$8,718	$4,170	$14,819	$242	$27,949

Net income	-	-	1,664	-	1,664

Issuance of 10% stock dividend (174,526 shares)	873	1,069	(1,942)

Other comprehensive loss	-	-	-	(924)	(924)

Balance – December 31, 2016	$9,591	$5,239	$14,541	$(682)	$28,689

Net income	-	-	566	-	566

Exercise of stock options (12,905 shares)	65	134	-		198

Other comprehensive income	-	-	-	213	213

Balance – December 31, 2017	$9,655	$5,373	$15,107	$(469)	$29,666

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2017 and 2016

(In thousands)

	2017	2016
Cash flows from operating activities
Net income	$566	$1,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	353	304
Write-down and losses on sale of real estate owned	35	17
Amortization of premiums on securities, net	76	106
Gain on sale and calls of securities available for sale, net	-	(1)
Amortization of deferred loan fees and costs, net	(22)	(102)
Provision for loan losses	-	100
Deferred tax expense	1,448	387
(Increase) decrease in other assets	(624)	4
(Increase) decrease in accrued interest receivable	(13)	56
Increase in other liabilities	62	105
Income on bank owned life insurance	(192)	(195)

Net cash provided by operating activities	1,689	2,445

Cash flows from investing activities:
Purchase of securities available for sale	(12,586)	(38,131)
Proceeds from maturities of securities available for sale	10,831	13,170
Proceeds from sale and calls of securities available for sale	5,005	5,500
Proceeds from principal repayments of securities available for sale	-	4,851
Net (increase) decrease in loans receivable	(13,339)	172
Proceeds from sale of real estate owned	1,279	1,112
Purchase of premises and equipment	(1,681)	(121)
(Purchase) redemption of investments in restricted stock	(314)	8

Net cash used in investing activities	(10,805)	(13,439)

See accompanying notes to consolidated financial statements.

COMMUNITY BANK OF BERGEN COUNTY, NJ AND SUBSIDIARIES

Consolidated Statements of Cash Flows (continued)

For the Years Ended December 31, 2017 and 2016

(In thousands)

	2017	2016
Cash flows from financing activities:
Net (decrease) increase in deposits	$(4,824)	$17,798
Exercise of stock options	198	-
Increase (decrease) in borrowed funds	8,000	(2,000)
Increase in advance payments by borrowers for taxes and insurance	130	123

Net cash provided by financing activities	3,504	15,921

Net (decrease) increase in cash and cash equivalents	(5,612)	4,927

Cash and cash equivalents – Beginning	15,030	10,103

Cash and cash equivalents – Ending	$9,418	$15,030

Supplemental Disclosures of Cash Flow Information Cash paid for
Interest	$2,127	$1,940
Income taxes	360	502

Supplemental Disclosures of Non-cash Activities Transfer of loans to real estate owned	1,169	1,516

See accompanying notes to consolidated financial statements.

Note 1 -	Summary of Significant Accounting Policies

The following is a description of the more significant accounting policies used in preparation of the accompanying consolidated financial statements of Community Bank of Bergen County, NJ and Subsidiary (the “Bank”).

Principles of Consolidation

The consolidated financial statements are comprised of the accounts of Community Bank of Bergen County, NJ and its wholly-owned subsidiaries, Community Investment Company and GFR Maywood LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (the “U.S. GAAP”). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amount of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period then ended. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant changes in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned.

Management believes that the allowance for loan losses considers all known and inherent losses. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the Bank’s market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Concentration of Risk

The Bank’s lending activity is concentrated in loans secured by real estate located in the State of New Jersey.

Interest-Rate Risk

The Bank is principally engaged in the business of attracting deposits from the general public and using these deposits to make loans secured by real estate and, to a lesser extent, consumer and commercial loans and to purchase mortgage-backed and investment securities. The potential for interest-rate risk exists as a result of the shorter duration of the Bank’s interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets.

In a rising interest rate environment, liabilities will generally re-price faster than assets, and there may be a reduction in the market value of long-term assets and net interest income. For this reason, management regularly monitors the maturity structure of the Bank’s assets and liabilities in order to control its level of interest-rate risk and to plan for future volatility.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing accounts and federal funds sold. For the purpose of the statements of cash flows, the Bank considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Note 1 -	Summary of Significant Accounting Policies (continued)

Securities

Debt securities over which there exists positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holdings gains and losses included in earnings. Debt and equity securities not classified as trading securities, nor as held to maturity securities, are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of deferred income taxes, reported as a separate component of stockholders’ equity. The Bank held no held to maturity and trading securities as of December 31, 2017 and 2016.

Premiums and discounts on all securities are amortized/accreted using the interest method. Interest and dividend income on securities, which includes amortization of premiums and accretion of discounts, is recognized in the financial statements when earned. The adjusted cost basis of an identified security sold or called is used for determining security gains and losses recognized in the consolidated statements of income.

The Bank reviews its investment portfolio on a monthly basis for indication of impairment and to determine if such impairment is other-than-temporary. This review includes analyzing the length of time and the extent to which the fair value has been lower than the amortized cost, and the financial condition and near-term prospects of the issuer, including any specific events that may influence the operations of the issuer. The Bank also assesses its intent with regard to selling or holding each security as well as any conditions that may require the Bank to sell the security prior to the recovery of fair value to a level which equals or exceeds amortized cost.

Other-than-temporary impairments on securities that the Bank has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to or exceeding amortized cost are recognized in earnings. Otherwise, the other-than-temporary is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income.

Loans and Allowance for Loan Losses

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees and discounts. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for prepayments.

Note 1 -	Summary of Significant Accounting Policies (continued)

Loans and Allowance for Loan Losses

Uncollected interest on loans that are contractually past due is charged off, or an allowance is established based on management’s periodic evaluation. The allowance is established by a charge to interest income and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is reestablished, in which case the loan is returned to accrual status. At a minimum, an allowance is established for all interest payments that are more than 90 days delinquent.

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the statement of financial condition date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Any subsequent recoveries are credited to the allowance.

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon the evaluation of known and inherent losses in the loan portfolio. Management of the Bank, in determining the allowance for loan losses considers the credit risks inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the general economic and real estate market conditions.

The allowance calculation methodology includes segregation of the total loan portfolio into segments. The Bank’s loans receivable portfolio is comprised of the following segments: residential real estate, commercial real estate, construction, commercial and industrial and consumer. Some segments of the Bank’s loan receivable portfolio are further disaggregated into classes, which allow management to better monitor risk and performance.

The residential mortgage loan segment is disaggregated into three classes: one-to-four family loans, which consist of first and second liens, one-to-four family revolving credit lines, and multi-family, which are primarily first liens. The commercial real estate loan segment includes both owner and non-owner occupied loans which have medium risk based on historical experience with these type loans. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans typically require a loan to value ratio of not greater than 75% and vary in terms. The construction loan segment, which includes land loans, is comprised mostly of owner occupied one-to-four family projects, which tend to have less risk than the non-owner occupied development projects. The commercial and industrial loan segment consists of loans made for the purpose of financing the activities of commercial customers. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. The consumer loan segment consists primarily of unsecured or overdraft lines of credit and an insignificant amount of other personal consumer loans.

Note 1 -	Summary of Significant Accounting Policies (continued)

Loans and Allowance for Loan Losses

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan.

The Bank maintains a loan review system, which allows for a periodic review of its loan portfolio and the early identification of impaired problem loans. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated quarterly for multi-family, commercial real estate, construction, commercial and industrial loans and certain residential loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mentions have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

The Bank utilizes a two-tier approach to estimate its allowance for loan losses (1) identification of problem loans (impaired loans) and establishment of specific loss allowances on such loans; and (2) establishment of general valuation allowances on the remainder of its loan portfolio.

A loan is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. All loans identified as impaired are evaluated independently. The Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent.

Note 1 -	Summary of Significant Accounting Policies (continued)

Loans and Allowance for Loan Losses

For loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable aging or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

When the measurement of the impaired loan is less than the recorded investment in the loan, the impairment is recorded through an individual (specific) loss allowance. The evaluation of the need and amount of the allowance for impaired loans and whether a loan can be removed from impairment status is made on a quarterly basis. The Bank’s policy for recognizing interest income on impaired loans does not differ from its overall policy for interest recognition.

The general valuation component covers pools of loans by loan class and includes all loans not individually evaluated for impairment. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors generally include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

5.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.	Effect of external factors, such as competition and legal and regulatory requirements.

Note 1 -	Summary of Significant Accounting Policies (continued)

Loans and Allowance for Loan Losses (continued)

Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other credit risk factors are regularly reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

The Bank may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider resulting in a modified loan, which is then identified as a troubled debt restructuring (TDR). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers' operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Bank’s allowance for loan losses until they are ultimately repaid in full or foreclosed and sold.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

Other Real Estate Owned

Other real estate owned represents real estate acquired through foreclosure or by deed in lieu of foreclosure and is initially recorded at the lower of cost or fair value, less estimated selling costs. Write-downs required at the time of acquisition are charged to the allowance for loan losses. Thereafter, the Bank maintains an allowance for decreases in the properties’ estimated fair value, through charges to earnings. Such charges are included in other non-interest expense along with any additional property maintenance.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation and amortization. Significant renovations and additions are capitalized. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in income for the period. The cost of maintenance and repairs is charged to expense as incurred. The Bank computes depreciation on a straight-line basis over the estimated useful lives of the assets.

Note 1 -	Summary of Significant Accounting Policies (continued)

Federal Reserve Bank of New York Stock

The Bank is a member of the Federal Reserve Bank of New York (“FRB”). Federal law requires a member institution of the Federal Reserve system to hold stock of its district Federal Reserve Bank according to a predetermined formula. Such stock is considered restricted and is carried at its cost of $444,900 as of December 31, 2017 and 2016 and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Atlantic Community Bankers Bank Stock

The Bank is a member of the Atlantic Community Bankers Bank (“ACBB”). A requirement of membership is to hold stock in the ACBB according to a predetermined formula. Such stock is considered restricted and is carried at its cost of $60,000 as of December 31, 2017 and 2016 and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Federal Home Loan Bank of New York

The Bank is qualified to do business with the Federal Home Loan Bank of New York (“FHLBNY”). A requirement of membership is to hold stock in the FHLBNY according to a predetermined formula and from time to time purchase from or sell to the FHLBNY predetermined shares depending on the amount of funds borrowed from the FHLBNY. Such stock is considered restricted and is carried at its cost of $845,100 and $530,700 as of December 31, 2017 and 2016 respectively and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Senior Housing Crime Prevention Foundation Investment Corporation

During the year ended December 31, 2011, the Bank purchased preferred shares in the Senior Crime Prevention Foundation Investment Corporation. This program provides capital to the foundation to support senior housing crime prevention programs and is useful in providing the Bank with qualified Community Reinvestment Act (CRA) credit. Such stock is restricted and is carried at its cost of $250,000 at December 31, 2017 and 2016 and included in investments in restricted stock in the accompanying consolidated statements of financial condition.

Bank Owned Life Insurance

The Bank invests in bank owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves purchasing of life insurance by the Bank on a chosen group of employees and directors. The Bank is the owner and beneficiary of the policies. Bank owned life insurance is carried at net cash surrender value of the policies. The changes in the net cash surrender value are recorded in non-interest income. Death benefit proceeds received in excess of the policies' cash surrender values are recognized in income upon receipt.

Note 1 -	Summary of Significant Accounting Policies (continued)

Borrowings – Our borrowings consist of short-term advances from the FHLB. The advances are secured under terms of a blanket collateral agreement by a pledge of qualifying mortgage loans. We had $12.0 million and $4.0 million in borrowings at FHLB, at a weighted average interest rate of 1.25% and 1.17% at December 31, 2017 and 2016.

Income Taxes

The Bank accounts for income under the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for that portion of the asset, which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Stock-Based Compensation

The Bank recognizes compensation costs related to share-based payment transactions under the grant date fair value method over the period the employee provides service in exchange for the reward, which is generally the vesting period.

2011 Executive Retirement Incentive Plan

In 2011, the Bank adopted a 2011 Executive Retirement Incentive Plan to provide supplemental retirement income to eligible participants who receive annual incentive awards of deferred compensation under the plan denominated as a percentage of base salary set by the Bank’s board of directors. This deferred compensation arrangement is accounted for in accordance with FASB ASC 710, Compensation, which requires that benefits be accrued over the relevant service period to which the benefits are attributed.

Earnings Per Share

Basic earnings per share are computed by dividing net income for the year by the weighted average numbers of shares of common stock outstanding. Diluted earnings per share is computed by adjusting the weighted average number of shares of common stock outstanding to include the effect of outstanding stock options and compensation grants, if dilutive, using the treasury stock method.

Stock Dividend

All references in the consolidated financial statements and footnotes to the number of weighted average shares outstanding and the stock option data of the Bank’s common stock have been restated to reflect the 10% stock dividend granted in 2016 for all periods presented.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated statements of financial condition when they are funded.

Note 1 -	Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Bank follows the provisions of FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value, as required by FASB ASC 820, must maximize the use of observable inputs and minimize the use of unobservable inputs.

The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value. The Bank’s assessment of the significance of a particular input to the fair value measurements requires judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Reclassification

Certain amounts for prior period have been reclassified to conform with the current period’s presentation, including a reclassification of approximately $1.6 million of official checks from a reduction of cash and due from banks to non-interest-bearing deposits. Such reclassifications had no impact on the Bank’s net income or stockholders’ equity.

Note 2 -	Securities Available for Sale

		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
		(in thousands)
December 31, 2017
U.S. Government agency securities
Due within one year	$8,004	$-	$(28)	$7,976
Due after one through five years	23,087	-	(380)	22,707
Due after 10 years	4,812	-	(92)	4,720
Mortgage-backed securities
Due after one through five years	21,082	12	(257)	20,837
Due after five through ten years	16,327	-	(350)	15,977
Corporate Bonds
Due after one through five years	1,000	-	(5)	995
Municipal bonds:
Due within one year	2,001	1	(2)	2,000
Due after one through five years	967	1	(11)	957

Total	$77,280	$14	$(1,125)	$76,169

Note 2 -	Securities Available for Sale (continued)

		Gross Unrealized
	Amortized Cost	Gains	Losses	Fair Value
		(in thousands)
December 31, 2016
U.S. Government agency securities
Due within one year	$2,000	$1	$(3)	$1,998
Due after one through five years	31,101	-	(453)	30,648
Due after 10 years	5,037	-	(106)	4,931
Mortgage-backed securities
Due after one through five years	25,157	-	(552)	24,605
Due after five through ten years	6,746	-	(204)	6,542
Corporate Bonds	3,012	-	(156)	2,856
Due after one through five years
Municipal bonds:	1,000	-	(2)	998
Due within one year	3,542	1	(2)	3,541
Due after one through five years	3,011	2	(24)	2,989

Total	$80,606	$4	$(1,502)	$79,108

There were no sales of securities available for sale during the years ended December 31, 2017 and 2016. Proceeds from the calls of securities available for sale during the years ended December 31, 2017 and 2016 totaled $5,005,000 and $5,500,000, respectively. There was $1,000 in gross gains on calls of securities available for sale during the year ended December 31, 2016.

Note 2 -	Securities Available for Sale (continued)

Provided below is a summary of securities available for sale which were in an unrealized loss position at December 31, 2017 and 2016. The Bank has the intent to hold the securities that comprise the below schedule for a time necessary to recover the amortized cost. Management believes that it will not be required to sell these securities prior to recovery. Further, the Bank believes the change in fair value is attributable to changes in the market interest rates and not credit quality of the issuer.

	Under One Year		One Year or More
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
		(in thousands)
December 31, 2017
U.S. Government agency securities	$9,956	$46	$25,447	$454
Mortgage-backed securities	15,704	124	18,224	483
Corporate bonds	995	5	-	-
Municipal bonds	1,030	1	1,033	12
Total	$27,685	$176	$44,704	$949

December 31, 2016
U.S. Government agency securities	$997	$3	$35,578	$559
Mortgage-backed securities	-	-	34,003	912
Corporate bonds	-	-	998	2
Municipal bonds	1,894	2	2,510	24
Total	$2,891	$5	$73,089	$1,497

At December 31, 2017 and 2016, investment securities with a carrying value of approximately $15,857,000 and $20,838,000 respectively, were pledged to secure future Federal Reserve Bank and Federal Home Loan Bank of New York borrowings, treasury tax and loan deposits, and deposits under the Governmental United Deposit Protection Act (“GUDPA”). The Bank had 46 securities in an unrealized loss position at December 31, 2017.

Note 3 -	Loans Receivable and Allowance for Loan Losses

The following table presents the composition of loans receivable, net as of December 31, 2017 and 2016:

	2017	2016
	(in thousands)
Residential
One-to-four family	$145,105	$137,037
Revolving credit lines	9,679	9,584
Multi-family	6,758	6,687
Commercial real estate	60,237	55,672
Construction	14,476	15,979
Commercial and industrial	3,746	3,001
Consumer	1,418	1,714

Total loans	241,419	229,674

Less:
Net deferred loan origination fees	433	518
Allowance for loan losses	2,768	3,130

	$238,218	$226,026

Note 3 -	Loans Receivable, Net (continued)

The following table summarizes the activity in the allowance for loan losses by portfolio class for the years ended December 31, 2017 and 2016 and information in regards to the allowance for loan losses and the loan receivable balances, by portfolio class segregated into the amount required for loans individually evaluated for impairment and the amount required for loans collectively evaluated for impairment as of December 31, 2017 and 2016.

	2017

	One-to-four family	Revolving Credit Lines	Multi- family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
				(in thousands)
Allowance for loan losses:
Beginning Balance	$1,405	$62	$75	$984	$235	$92	$41	$236	$3,130
Provision	293	7	(16)	19	(143)	(53)	(12)	(95)	-
Charge offs	354	-	-	133	-	-	32	-	519
Recoveries	55	11	25	3	-	30	33	-	157
Ending Balance	$1,399	$80	$75	$873	$92	$69	$30	$141	$2,768

Ending balance:
Individually evaluated for impairment	$119	$-	$-	$-	$-	$-	$-	$-	$119
Ending balance:
Collectively evaluated for impairment	$1,280	$80	$75	$873	$92	$69	$30	$141	$2,649

Loans receivables:
Ending balance	$145,105	$9,679	$6,758	$60,237	$14,476	$3,746	$1,418	$-	$241,419
Ending balance:
Individually evaluated for impairment	$3,710	$240	$-	$2,043	$-	$-	$-	$-	$5,993
Ending balance:
Collectively evaluated for impairment	$141,395	$9,439	$6,758	$58,194	$14,476	$3,746	$1,418	$-	$235,426

Note 3 -	Loans Receivable, Net (continued)

	2016

	One-to- four family	Revolving Credit Lines	Multi- family	Commercial Real Estate	Construction	Commercial and Industrial	Consumer	Unallocated	Total
				(in thousands)
Allowance for loan losses:
Beginning Balance	$1,492	$79	$98	$1,177	$391	$30	$39	$107	$3,413
Provision	46	(96)	(23)	15	(156)	107	78	129	100
Charge offs	154	-	-	210	-	82	78	-	524
Recoveries	21	79	-	2	-	37	2	-	141
Ending Balance	$1,405	$62	$75	$984	$235	$92	$41	$236	$3,130

Ending balance:
Individually evaluated for impairment	$-	$-	$-	$-	$-	$-	$-	$-	$-
Ending balance:
Collectively evaluated for impairment	$1,405	$62	$75	$984	$235	$92	$41	$236	$3,130

Loans receivables:
Ending balance	$137,037	$9,584	$6,687	$55,672	$15,979	$3,001	$1,714	$-	$229,674
Ending balance:
Individually evaluated for impairment	$4,083	$340	$382	$2,446	$-	$-	$-	$-	$7,251
Ending balance:
Collectively evaluated for impairment	$132,954	$9,244	$6,305	$53,226	$15,979	$3,001	$1,714	$-	$222,423

Note 3 -	Loans Receivable, Net (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class as of December 31, 2017 and 2016 and for the years then ended:

	2017			2016
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
			(in thousands)
With no related allowance recorded:
Residential:
One-to-four family	$3,591	$4,378	$-	$4,083	$4,678	$-
Revolving credit lines	240	247	-	340	347	-
Multi-family	-	-	-	382	382	-
Commercial real estate	2,043	2,387	-	2,446	2,827	-

Total	$5,874	$7,012	$-	$7,251	$8,234	$-
With an allowance recorded
Residential:
One-to-four family	$119	$119	$119	$-	$-	$-
Revolving credit lines	-	-	-	-	-	-
Multi-family	-	-	-	-	-	-
Commercial real estate	-	-	-	-	-	-

Total	$119	$119	$119	$-	$-	$-
Total
Residential:
One-to-four family	$3,710	$4,497	$-	$4,083	$4,678	$-
Revolving credit lines	240	247	-	340	347	-
Multi-family	-	-	-	382	382	-
Commercial real estate	2,043	2,387	-	2,446	2,827	-

Total	$5,993	$7,131	$-	$7,251	$8,234	$-

Note 3 -	Loans Receivable, Net (continued)

The following table summarizes information in regards to impaired loans by loan portfolio class for the years ended December 31, 2017 and 2016:

	2017		2016
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
		(in thousands)
With no related allowance recorded:
Residential:
One-to-four family	$4,401	$111	$4,006	$161
Revolving credit lines	244	4	371	16
Multi-family	-	-	161	-
Commercial real estate	2,423	92	2,378	180
Consumer	-	-	1	-

Total	$7,068	$208	$6,917	$357
With an allowance recorded
Residential:
One-to-four family	$119	$-	$247	$-
Revolving credit lines	-	-	-	-
Multi-family	-	-	-	-
Commercial real estate	-	-	30	-
Construction	-	-	-	-
Commercial & Industrial	-	-	-	-
Consumer	-	-	-	-

Total	$119	$-	$277	$-
Total
Residential:
One-to-four family	$4,520	$111	$4,253	$161
Revolving credit lines	244	4	371	16
Multi-family	-	-	161	-
Commercial real estate	2,423	92	2,408	180
Commercial & Industrial	-	-	-	-
Consumer			1	-

Total	$7,187	$208	$7,194	$357

Note 3 -	Loans Receivable, Net (continued)

The following table presents the classes of the loan portfolio summarized by the pass categories (pass and bankable with care) and the criticized and classified categories of special mention, substandard and doubtful within the internal risk system as of December 31, 2017 and 2016:

	2017
	Pass	Bankable with care	Special Mention	Substandard	Total
	(in thousands)
Residential:
One-to-four family	$131,775	$10,371	$2,493	$466	$145,105
Revolving credit lines	7,255	2,094	102	229	9,679
Multi-family	1,398	4,808	552	-	6,758
Commercial real estate	4,745	46,108	4,134	5,250	60,237
Construction	7,396	6,937	144	-	14,476
Commercial and industrial	484	2,617	115	529	3,746
Consumer	1,006	192	219	-	1,418

Total	$154,060	$73,126	$7,760	$6,473	$241,419

	2016
	Pass	Bankable with care	Special Mention	Substandard	Total
	(in thousands)
Residential:
One-to-four family	$120,662	$13,498	$2,067	$810	$137,037
Revolving credit lines	6,098	2,991	266	229	9,584
Multi-family	1,031	4,713	561	382	6,687
Commercial real estate	2,164	43,745	4,054	5,709	55,672
Construction	7,846	6,605	1,528	-	15,979
Commercial and industrial	339	2,003	129	530	3,001
Consumer	1,211	218	285	-	1,714

Total	$139,351	$73,773	$8,890	$7,660	$229,674

Note 3 -	Loans Receivable, Net (continued)

The Bank also monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and non-accrual loans as of December 31, 2017 and 2016:

	2017
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Loans Receivable	Non-accrual	90 Days or Greater Past Due and Accruing
				(in thousands)

Residential:
One-to-four family	$140,691	$1,567	$524	$2,323	$145,105	$2,590	$-
Revolving credit lines	9,510	-	-	169	9,679	240	-
Multi-family	6,515	-	244	-	6,758	-	-
Commercial real estate	57,698	1,160	476	903	60,237	1,263	-
Construction	14,476	-	-	-	14,476	-	-
Commercial and industrial	3,693	52	-	-	3,746	-	-
Consumer	1,385	-	33	-	1,418	-	-

Total	$233,968	$2,779	$1,277	$3,394	$241,419	$4,093	$-

	2016
	Current	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	Total Loans Receivable	Non-accrual	90 Days or Greater Past Due and Accruing
				(in thousands)

Residential:
One-to-four family	$133,180	$954	$305	$2,598	$137,037	$2,399	$487
Revolving credit lines	9,360	55	-	169	9,584	295	-
Multi-family	6,061	245	-	381	6,687	381	-
Commercial real estate	53,156	439	823	1,254	55,672	1,619	-
Construction	15,979	-	-	-	15,979	-	-
Commercial and industrial	3,001	-	-	-	3,001	-	-
Consumer	1,675	39	-	-	1,714	-	-

Total	$222,412	$1,732	$1,128	$4,402	$229,674	$4,694	$487

Note 3 -	Loans Receivable, Net (continued)

At December 31, 2017 and 2016, non-accrual loans for which accrual of interest had been discontinued totaled approximately $4,093,000 and $4,694,000, respectively. Interest income actually recognized on non-accrual loans totaled approximately $109,000 and $357,000 for the years ended December 31, 2017 and 2016, respectively. Interest income that would have been recognized had the loans been current and performing in accordance with the original terms of their contracts totaled approximately $191,000 and $249,000 for the years ended December 31, 2017 and 2016, respectively.

The recorded investment balance of TDRs totaled approximately $2,238,000 and $2,610,000 at December 31, 2017 and 2016, respectively, of which approximately $411,000 and $541,000 were on non-accrual status at December 31, 2017 and 2016, respectively. There were no loans modified in troubled debt restructurings during the years ended December 31, 2017 and 2016.

There were no loans modified in troubled debt restructuring during the previous 12 months for which there was a subsequent default during the years ended December 31, 2017 and 2016.

The activity with respect to loans to directors, officers and associates of such personsduring the years ended December 31, 2017 and 2016 is as follows:

	2017	2016
	(in thousands)

Balance – beginning	$2,180	$2,689
Loan disbursements	769	1,094
Collection of principal	(769)	(1,603)

Total	$2,180	$2,180

As it relates to the allowance for loan losses at December 31, 2017, management believes its current reserve levels to be adequate. It is possible however, that actual losses incurred could differ substantially from the estimate of allowance for loan losses recorded in these financial statements at December 31, 2017.

Note 4 -	Premises and Equipment, Net

	December 31, 2017	December 31, 2016
	(in thousands)

Land and improvements	$1,749	$1,749
Buildings and improvements	8,419	6,990
Furniture, fixtures and equipment	3,264	3,056

	13,433	11,795
Less accumulated depreciation	(6,346)	(6,036)

Total	$7,087	$5,759

Depreciation expense for the years ended December 31, 2017 and 2016 was approximately $353,000 and $304,000 respectively.

Useful lives used in the calculation of depreciation are as follows:

Buildings	25 to 50 years
Paving and other building related additions	5 to 10 years
Furniture and equipment	3 to 7 years

Note 5 -	Deposits

	December 31, 2017		December 31, 2016
	Percent of Total	Amount	Percent of Total	Amount
		(dollars in thousands)

Non-interest-bearing	21.4%	$64,279	20.2%	$61,898
Interest-bearing checking	19.0%	57,188	23.8%	72,737
Money market	1.9%	5,675	1.9%	5,843
Saving	32.5%	97,744	27.8%	85,011
Time deposits	25.3%	75,988	26.2%	80,209

Total deposits	100.0%	$300,874	100.0%	$305,698

The aggregate amount of time deposits with a balance of more than $250,000 totaled approximately $6,792,000 and $7,001,000 at December 31, 2017 and 2016, respectively.

Scheduled maturities of time deposits are as follows:

December 31,
2017
(in thousands)

1 year or less	$33,556
Over 1 to 3 years	24,671
Over 3 years	17,761

$75,988

Note 6 -	Income Taxes

The components of income tax expense are summarized as follows:

	Year Ended December 31,
	2017	2016
	(in thousands)
Current tax expense:
Federal	$2	$467
State	1	2

	3	469
Deferred tax expense:
Federal	1,306	264
State	142	123

	1,448	387

	$1,451	$856

The provision for federal income taxes differs from that computed at the federal statutory rate of 34% as follows:

	Year Ended December 31,
	2017	2016
	(in thousands)

Tax at statutory rates	$707	$857
Increase (decrease) in tax resulting from
State taxes, net of federal tax effect	95	82
Tax exempt income	(82)	(97)
Rate change impact	550	-
M&A costs	154	-
Non-deductible expense	17	16
Other items, net	10	(2)

	$1,451	$856

Note 6 -	Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

	December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Allowance for loan losses	$414	$632
Compensation and benefits (primarily pension and post-retirement healthcare plan)	364	631
Uncollected interest	114	163
Premises and equipment	192	285
Net operating loss	20	98
Minimum tax credit	-	691
Net unrealized loss on securities available for sale	312	599
Other	53	19

Total deferred tax assets	1,469	3,118

Deferred tax liabilities:
Deferred loan origination costs	(98)	(105)
Post-retirement healthcare plan	(93)	(145)

Total deferred tax liabilities	(191)	(250)

Net deferred tax asset	$1,278	$2,868

As a result of the Bank’s evaluation at December 31, 2017 and 2016, no significant income tax uncertainties have been identified. Therefore, the Bank recognized no adjustment for unrecognized tax benefits at December 31, 2017 and 2016. The Bank’s policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the consolidated statement of income. There were no amounts related to interest and penalties recognized for the years ended December 31, 2017 and 2016. The federal and state tax returns for 2014, 2015 and 2016 tax years are subject to examination by the taxing authorities.

At December 31, 2017, the Bank had available unused net operating loss carry forwards for state income tax purposes of $276,000 which will not expire until 2033.

On December 22, 2017, the Tax Cuts and Jobs Act (the “Act”) was signed into law. The Act includes several provisions that will affect the Bank's federal income tax expense, including reducing the federal income tax rate to 21% from 34% effective January 1, 2018. As a result of the rate reduction, the Bank is required to re-measure, through income tax expense in the period of enactment, the deferred tax assets and liabilities using the enacted rate at which these items are expected to be recovered or settled. For the year ended December 31, 2017, the Bank recorded a net income tax provision of approximately $550,000 resulting from the remeasurement of the Bank's net deferred income tax assets and liabilities based on the new reduced U.S. corporate income tax rate.

Note 7 -	Commitments and Contingencies

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and letters of credit. Those instruments involve, to varying degrees, elements of credit and interest –rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of the Bank’s involvement in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Unless noted otherwise, the Bank does not require collateral or other security to support financial instruments with credit risk.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank has approved equity lines-of-credit, unsecured lines-of-credit, overdraft protection loans unused and construction loans yet to be advanced but accessible to borrowers of approximately $21,794,000 and $25,185,000 at December 31, 2017 and 2016, respectively. The Bank’s experience has been that approximately 60 percent of loan commitments are drawn upon by customers.

At December 31, 2017 and 2016, the Bank had approximately $13,173,000 and $9,259,000, respectively, in outstanding commitments to originate loans and $290,000 and $290,000, respectively, in outstanding commercial letters of credit. There are no commitments to sell any of the loans which have already been originated.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Bank requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral should be sufficient to cover the maximum potential amount under the corresponding guarantees. The current amount of the liability as of December 31, 2017 and 2016 for guarantees under standby letters of credit issued is not material.

The Bank, from time to time, is also a party to litigation, which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material effect on the consolidated financial position of the Bank.

Note 8 -	Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possible additional discretionary actions, by regulators, that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

The Federal banking agencies have substantially amended the regulatory risk-based capital rules applicable to the Bank. The amendments implemented the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act. The new rules apply regulatory capital requirements to the Bank. The amended rules include new minimum risk-based capital and leverage ratios, which became effective in January 2015, with certain requirements to be phased in beginning in 2016, and refined the definition of what constitutes “capital” for purposes of calculating those ratios.

The new minimum capital level requirements applicable to the Bank include: (i) a new common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage capital ratio of 4% for all institutions (unchanged from prior rules). The amended rules also established a “capital conservation buffer” of 2.5% above the minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0%; (ii) a Tier 1 risk-based capital ratio of 8.5%; and (iii) a total risk-based capital ratio of 10.5%. The new capital conservation buffer requirement began to be phased in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. The Bank will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that could be utilized for such actions.

The Bank is subject to a periodic examination from the State of New Jersey Department of Banking and Insurance (“NJDOBI”) and by the Federal Reserve Bank of New York (“FRBNY”).

As of December 31, 2017, the Bank was “well capitalized” under the regulatory framework for prompt corrective action. To be categorized as “well capitalized,” the Bank must maintain minimum total risk-based and core ratios, as set forth in the accompanying table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

Note 8 -	Regulatory Capital (continued)

The Bank’s actual capital amounts and ratios are presented in the following table:

	December 31, 2017
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)

Tier 1 leverage capital	$29,706	8.57%	$13,867	4.00%	$17,334	5.00%
Common equity tier 1	29,706	14.36%	9,311	4.50%	13,450	6.50%
Risk-based capital:
Tier 1	29,706	14.36%	12,415	6.00%	16,553	8.00%
Total	32,296	15.61%	16,554	8.00%	20,692	10.00%

	December 31, 2016
	Actual		For Capital Adequacy Purposes		To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
			(dollars in thousands)

Tier 1 leverage capital	$28,625	8.45%	$13,555	4.00%	$16,943	5.00%
Common equity tier 1	28,625	14.43%	8,924	4.50%	12,890	6.50%
Risk-based capital:
Tier 1	28,625	14.43%	11,899	6.00%	15,865	8.00%
Total	31,116	15.69%	15,865	8.00%	19,831	10.00%

Note 9 -	Benefit Plans

Retirement Savings Plan (401k Plan)

The Bank maintains a retirement savings plan (the “401k” Plan). Employees are eligible to participate in the plan at age 21 after one thousand hours of service. Employees may elect to save up to 15% of their compensation subject to a limitation. The Bank makes contributions to the 401k Plan on a discretionary basis. The 401k Plan expense amounted to approximately $112,000 and $107,000 for the years ended December 31, 2017 and 2016, respectively, and is included in compensation and benefits on the accompanying consolidated statements of income.

Note 9 -	Benefit Plans (continued)

Post Retirement Healthcare Plan

The Bank maintains a Post Retirement Healthcare Plan (the “Plan”) to provide retirement benefits to employees of the Bank. Any employee who has satisfied the eligibility requirements shall be a participant in the Plan, and payments under the Plan commence once the employee retires. The Plan provides a retirement benefit based on the number of years of service to the Bank. Eligibility for the Plan is limited to employees hired prior to September 15, 1994 who have provided 25 or more years of service to the Bank and had attained 60 years of age and retired before reaching 65 years of age, or has provided 25 or more years of service to the Bank and has attained 65 years of age and retired. Due to the pending merger the following amendment was made to the plan; an employee that did not meet the eligibility rules as of January 5, 2018 would not be eligible for retiree medical benefits from the Bank.

The following table sets forth the Plan’s funded status.

	At and for the Year Ended December 31,
	2017	2016
	(in thousands)

Change in accumulated benefit obligation:

Accumulated benefit obligation at beginning of year	$913	$959
Service cost	14	13
Interest cost	35	39
Plan amendments	(313)	-
Actuarial (gain)	(31)	(72)
Disbursements paid	(25)	(26)

Accumulated benefit obligation at end of year	593	913

Change in plan assets:

Fair value of assets - beginning	-	-
Employer contributions	25	26
Disbursements paid	(25)	(26)

Fair value of assets - ending	-	-

Accrued plan cost included in other liabilities	$593	$913

Note 9 -	Benefit Plans (continued)

Post Retirement Healthcare Plan (continued):

The amounts recognized in accumulated other comprehensive income were as follows:

	At December 31,
	2017	2016
	(in thousands)

Prior service credit	$346	$410
Net actuarial loss	(16)	(47)

Net amounts recognized in accumulated other comprehensive income	$330	$362

The components of the net periodic plan (benefit) expense were as follows:

	Year Ended December 31,
	2017	2016
	(in thousands)

Net periodic plan benefit:
Service cost	$14	$13
Interest cost	35	39
Amortization of past service credit	(140)	(147)
Amortization of net loss	-	4
Curtailment gain due to plan amendment	(237)	-

Net periodic plan benefit included in compensation and benefits	$(328)	$(91)

A discount rate of 3.29% and 3.91% was assumed in the plan valuation for the years ended December 31, 2017 and 2016, respectively.

The assumed health care cost trend rate used to measure the expected cost of the plan for the year ended December 31, 2017 was 7.25% and for the year ended December 31, 2016 was 6.50%. The rate is assumed to decrease gradually to 4.50% to the year ending December 31, 2025, and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A 1% change in the assumed health care cost trend rate would have the following effects on plan benefits for the twelve months ended December 31, 2017:

	1% Increase	1% Decrease
	(in thousands)

Effect on total service cost and interest cost	$1	$(1)
Effect on benefit obligation	$6	$(7)

Note 9 -	Benefit Plans (continued)

Post Retirement Healthcare Plan (continued):

The following plan contributions, which reflect expected future service, as appropriate, are expected to be paid under the current provisions of the plan

Year	Benefits
(in thousands)

2018	$33
2019	41
2020	52
2021	54
2022	60
2023-2027	292

2002 Stock Option Plan

The Bank applies FASB ASC 718, Compensation - Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values.

ASC 718 requires companies to estimate the fair value of share-based payment awards on the date of grant. The Bank utilized a Black-Scholes option pricing model to measure the fair value of stock options granted to employees. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service period in the Bank’s consolidated statements of income. The Bank’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Bank’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Bank’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors.

In 2001, the Bank adopted a 2002 Stock Option Plan pursuant to which an aggregate of 72,000 shares of common stock have been reserved for issuance to employees and directors of the Bank. Under this plan, the options are granted at the fair market value of the Bank’s common stock on the date of grant, and at 110% of the fair market value for any director who owns more than 10% of the common stock. These options expire in not more than ten (10) years after the date of grant, except for the directors who own more than 10% of the Bank’s common stock, whose options expire in not more than five (5) years after the date of grant. Options granted to employees and directors become exercisable at a rate of 25% per year over a four-year period. As of December 31, 2017 and 2016, there are no shares available for grant under the 2002 Stock Option Plan, as the plan expired in February 2011.

Note 9 -	Benefit Plans (continued)

2002 Stock Option Plan (continued):

The following table summarizes options granted, exercised, forfeited or expired under the 2002 Stock Option Plan and the range of exercise prices:

	Number of Shares	Weighted Average Exercise Price

Balance, December 31, 2015	35,105	$16.01
Forfeited	(4,164)	16.80
Expired	(4,170)	23.49

Balance, December 31, 2016	26,771	$14.54
Expired	(1,280)	19.45
Exercised	(12,905)	15.35

Balance, December 31, 2017	12,008	$12.61

Options exercisable, December 31, 2017	12,008	$12.61

The options outstanding at December 31, 2017 had a weighted average life 1.49. At December 31, 2017, the stock options outstanding and stock options exercisable had an intrinsic value of $162 thousand and at December 31, 2016, the stock options outstanding and stock options exercisable no intrinsic value. There was no compensation expense recognized for stock options for the years ended December 31, 2017 and 2016, respectively. The 12,008 options outstanding as of December 31, 2017 are fully vested. There is no unrecognized compensation expense related to these options as of December 31, 2017.

2011 Executive Retirement Incentive Plan

The 2011 Executive Retirement Incentive Plan provides retirement benefits to individuals designated by the Bank’s board of directors to participate in the said plan. The Bank recognized a deferred compensation liability and compensation expense in the amount of approximately $73,000 and $124,000 for the years ended December 31, 2017 and 2016, respectively.

Note 10 -	Fair Value of Financial Instruments

Financial assets and financial liabilities recorded at fair value in the consolidated statement of financial condition are categorized based upon the level of judgment associated with the inputs used to measure their fair value. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable inputs. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The three levels of the fair value hierarchy are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2 - Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market;

Level 3 - Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Bank's financial assets and financial liabilities carried at fair value. We use fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments may include amounts to reflect counterparty credit quality, the company's creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time.

Note 10 -	Fair Value of Financial Instruments (continued)

Investment securities classified as available for sale are reported at fair value utilizing Level I and II inputs. For these investment securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the investment security’s terms and conditions, among other things.

The following table summarizes financial assets measured at fair value on a recurring basis at December 31, 2017 and 2016, segregated by the level of valuation inputs within the fair value hierarchy utilized to measure fair value:

	2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
		(in thousands)

U.S. Government agency securities	$-	$35,403	$-	$35,403
Mortgage backed securities	-	36,814	-	36,814
Corporate bonds	-	995	-	995
Municipal bonds	-	2,957	-	2,957

Total assets measured at fair value on a recurring basis	$-	$76,169	$-	$76,169

	2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
		(in thousands)

U.S. Government agency securities	$-	$37,577	$-	$37,577
Mortgage backed securities	-	34,003	-	34,003
Corporate bonds	-	998	-	998
Municipal bonds	-	6,530	-	6,530

Total assets measured at fair value on a recurring basis	$-	$79,108	$-	$79,108

Note 10 -	Fair Value of Financial Instruments (continued)

Certain financial and non-financial assets are measured at fair value on a non-recurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The Bank’s financial assets measured at fair value on a nonrecurring basis at December 31, 2017 and 2016 are as follows:

	2017
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
		(in thousands)

Impaired loans	$-	$-	$1,225	$1,225
Other real estate owned	$-	$-	$362	$362

	2016
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
		(in thousands)

Impaired loans	$-	$-	$1,184	$1,184

The Bank’s impaired loans are generally collateral dependent and, as such are carried at the estimated fair value of the collateral less estimated selling cost, if such value is lower than its cost basis. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Other real estate is carried at the lower of cost or fair value less estimated selling costs. The fair value of other real estate is determined based upon independent third-party appraisals of the properties. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements.

Note 10 -	Fair Value of Financial Instruments (continued)

For Level 3 assets measured at fair value on non-recurring basis as of December 31, 2017 and 2016, the significant unobservable inputs used in fair value measurements were as follows:

	2017

	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
		(dollars in thousands)

Impaired loans	$1,225	Appraisal of collateral	Appraisal adjustments	10.0%-11.0% (10.3%)
Other real estate owned	$362	Appraisal of collateral	Appraisal adjustments	6.0%-11.4% (8.4%)

	2016

	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
		(dollars in thousands)

Impaired loans	$1,184	Appraisal of collateral	Appraisal adjustments	10%-30.1% (16.4%)

The following table summarizes the carrying amounts and fair values of financial instruments and placement in the fair value hierarchy at December 31, 2017 and 2016 which are carried on the statements of financial condition at cost and are not measured or recorded at fair value on a recurring basis. This table excludes financial instruments for which carrying amounts approximate fair value, which includes cash and cash equivalents, accrued interest receivable, investments in restricted stock and accrued interest payable.

Note 10 -	Fair Value of Financial Instruments (continued)

As of December 31, 2017	Carrying Amount	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
		(in thousands)
Financial Assets:

Loans receivable (1)	$238,218	$232,357	$-	$-	$232,357

Financial Liabilities:

Deposits	300,874	301,838	224,886	76,952	-

As of December 31, 2016	Carrying Amount	Fair Value	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs
		(in thousands)
Financial Assets:

Loans receivable (1)	$226,026	$229,495	$-	$-	$229,495

Financial Liabilities:

Deposits	305,698	306,819	225,489	81,330	-

(1)	Includes impaired loans

The following methods and assumptions were used to estimate the fair values of the Bank’s financial instruments at December 31, 2017 and 2016:

Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate their fair value.

Loans Receivable

The fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Accrued Interest Receivable

The carrying amount of accrued interest approximates its fair value.

Investment in Restricted Stock

The carrying amounts of investments in restricted stock approximate fair value considering the limited marketability of such securities.

Note 10 -	Fair Value of Financial Instruments (continued)

Deposits

The fair value of demand deposits, savings deposits and money market accounts were the amounts payable on demand. The fair values of certificates of deposit were based on the discounted value of contractual cash flows. The discount rate was estimated using the rate currently offered for deposits of similar remaining maturities.

Accrued Interest Payable

The carrying amount of accrued interest approximates its fair value.

Off-Balance-Sheet Instruments

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded. Their fair value would approximate fees currently charged to enter into similar agreements.

Limitations

The fair value estimates are made at discrete points in time based on relevant market information and information about the financial instruments. Fair value estimates are based on judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Furthermore, the foregoing estimates may not reflect the actual amount that could be realized if all or substantially all of the financial instruments were offered for sale. This is due to the fact that no market exists for a sizable portion of the loan, deposit and off-balance-sheet financial instruments portfolios.

In addition, the fair value estimates are based on existing on and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

Note 11 -	Subsequent Events

On January 4, 2018 the Company announced the successful closing of the merger with Sussex Bancorp. Under the terms of the agreement, the Bank merged with and into Sussex Bank, with Sussex Bank being the surviving entity and each outstanding share of the Bank’s common stock was exchanged for 0.97 shares of Sussex Bancorp's common stock. Sussex Bancorp issued 1,873,028 shares of its common stock, having an aggregate fair value of $51.9 million in the merger and paid approximately $2 thousand for fractional shares issued. Outstanding Bank stock options were paid out in cash for a total payment of $140 thousand.

The Bank evaluated its December 31, 2017 consolidated financial statements for subsequent events through October 1, 2018 the date that the consolidated financial statements were available to be issued. The Bank is not aware of any other subsequent events which would require recognition or disclosure in the consolidated financial statements.

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